Exhibit 99.1

Contact:	Richard J. Lieb,
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800
For Immediate Release
GREENHILL & CO. REPORTS THIRD QUARTER
EARNINGS PER SHARE OF $0.47
•	Highest quarterly advisory revenue since 2007 and third highest quarterly advisory revenue in our history

•	Year-to-date advisory revenue up 28% versus prior year

•	Principal investment portfolio had significant negative revenue during quarter, driven by a decline in the value of our interest in Iridium Communications Inc. (NASDAQ: IRDM)

•	Compensation costs for quarter and year-to-date above our historic norm, driven by a third consecutive year of significant growth in senior personnel in a difficult revenue environment; fundamental Firm philosophy on compensation cost discipline remains unchanged

•	Total revenue, net income and earnings per share down for the quarter and year-to-date versus comparable prior year periods, which included a large third quarter 2009 unrealized gain in our principal investment portfolio

•	Recruited additional Managing Director for European energy sector
NEW YORK, October 20, 2010 — Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $84.1 million and net income available to common stockholders of $14.5 million for the quarter ended September 30, 2010. Diluted earnings per share were $0.47 for the quarter.
The Firm’s third quarter revenues compare with revenues of $116.3 million for the third quarter of 2009, which represents a decrease of $32.2 million, or 28%. Financial advisory revenues for the third quarter 2010 were $97.0 million as compared to $42.4 million for the same period in 2009, or up 129%. However, total revenues for the period were down versus the prior year, primarily due to an unrealized investment gain of $66.5 million in the third quarter of 2009 from our investment in Iridium Communications, Inc. (“Iridium”).

For the nine months ended September 30, 2010, revenues were $216.4 million, compared to $232.2 million for the comparable period in 2009, representing a decrease of $15.8 million, or 7%. Financial advisory revenues for the nine months ended September 30, 2010 were $195.5 million compared to $153.0 million, or up 28%, versus the same period in 2009, but total revenues for the year-to-date period in 2009 included an unrealized investment gain of $69.1 million from Iridium.
The Firm’s third quarter net income available to common stockholders and diluted earnings per share in 2010 of $14.5 million and $0.47, respectively, compare with net income available to common stockholders of $30.0 million and $1.01 of diluted earnings per share in the third quarter of 2009, which represent decreases of 52% and 54%, respectively. On a year-to-date basis net income available to common stockholders was $32.5 million through September 30, 2010, compared to net income available to common stockholders of $54.2 million for the comparable period in 2009, which represents a decrease of 40%. Diluted earnings per share for the nine months ended September 30, 2010 were $1.06, compared to $1.83 for the same period in 2009.
The Firm’s revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the number and size of investment gains (or losses) and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.
“We showed substantial improvement in advisory revenue for the quarter, as well as strong year-to-date improvement compared to last year. Australia, Japan and North America were all strong contributors while transaction activity in Europe has remained weaker. While both general transaction activity and the productivity of our Managing Directors remain far below historic levels, our increase in advisory revenue echoes industry transaction data in suggesting that we are seeing the beginning of an upturn in market activity. In its early stages that upturn could produce volatile quarterly results, but it should represent a substantial opportunity for the Firm over time. High corporate cash balances, low interest rates, a stronger equity market and the challenges companies face in achieving organic growth are among the many factors behind that upturn. Apart from reflecting the apparent beginning of a cyclical upturn in activity, our results also demonstrate that we continue to gain market share versus our larger competitors. We believe our independence, our exclusive focus on client advisory work and our substantial expansion of geographic and industry sector coverage in the past three years all position us well for continued success,” Robert F. Greenhill, Chairman, said.
“We continue to have a strong focus on profitability, even while continuing to invest heavily in growing our global franchise. Despite being impacted by both transaction costs and amortization of intangible assets related to our Australian acquisition, our non-compensation costs remain well below those of our most comparable peers, driven by our simple business model, strong culture and commitment to creating shareholder value. With respect to compensation costs, three years of significant growth in senior personnel during a difficult market environment, combined with some severance costs and costs associated with new hires, have resulted in a compensation ratio somewhat above the level we achieved in recent years. While our compensation ratio remains below that of our most comparable companies, our objective is to bring that cost ratio further down toward our historic level as and when the transaction environment improves further,” Scott L. Bok, Chief Executive Officer, added.

Revenues
Revenues by Source
The following provides a breakdown of total revenues by source for the three month and nine month periods ended September 30, 2010 and 2009, respectively:

	For the Three Months Ended
	September 30, 2010		September 30, 2009
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial advisory fees	$97.0	NM	$42.4	36%
Merchant banking and other investment revenues	(12.9)	NM	73.9	64%

Total revenues	$84.1	100%	$116.3	100%

	For the Nine Months Ended
	September 30, 2010		September 30, 2009
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial advisory fees	$195.5	90%	$153.0	66%
Merchant banking and other investment revenues	20.9	10%	79.2	34%

Total revenues	$216.4	100%	$232.2	100%

Financial Advisory Revenues
Financial advisory revenues were $97.0 million in the third quarter of 2010 compared to $42.4 million in the third quarter of 2009, which represents an increase of 129%. For the nine months ended September 30, 2010, advisory revenues were $195.5 million compared to $153.0 million for the comparable period in 2009, representing an increase of 28%. At the same time, worldwide completed M&A volume increased by 7%, from $1,200.4 billion in 2009 to $1,287.2 billion in 20101.
Financial advisory assignments completed in the third quarter of 2010 included:
•	the sale of the domestic network outsourcing business of AT&T Japan (an AT&T Inc. company) to Internet Initiative Japan;

•	the acquisition of Aevum Ltd. by Stockland Corp. Ltd;

•	the sale of certain packaging assets by Bemis Company, Inc. to Exopack Holding Company;

•	the business combination of eAccess Ltd. with Emobile Ltd.;

•	the acquisition by Emerson Electric Co. of Chloride Group plc;

[1]	Source: Global M&A completed transaction volume for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009. Source: Thomson Financial as of October 7, 2010.

•	the sale of Emerson Electric Co.’s LANDesk Software to Thoma Bravo;

•	the strategic alliance of Kohl’s Corporation’s private label credit card business with Capital One Financial Corporation;

•	the acquisition of Lihir Gold Limited by Newcrest Mining Ltd;

•	the sale of Media Monitors to Quadrant Private Equity;

•	the sale of Scott Wilson plc to URS Corporation;

•	the sale of an interest in Stroz Friedberg LLC to New Mountain Capital;

•	the acquisition by Sun Pharmaceutical Industry Ltd. of Taro Pharmaceutical Industries; and

•	the sale of USEN Corporation’s subsidiary Intelligence Ltd. to Kohlberg Kravis Roberts & Co. L.P.
During the quarter we also advised on the closing of commitments for a private equity fund client, for which our fund raising efforts are continuing.
The increase in our financial advisory fees in the third quarter of 2010 as compared to the same period in 2009 reflected a significant increase in the volume and scale of completed assignments.
The Firm announced in the third quarter the recruitment of Mark Bentley (former Co-Global Head of the Resources and Energy Group at HSBC) as a Managing Director focused on advising major European companies on mergers and acquisitions in the energy sector. Mr. Bentley will be based in our London office. As of the end of the most recent quarter we had 64 clients facing Managing Directors globally.
Merchant Banking & Other Investment Revenues
As previously announced, the Firm plans to complete its separation from its historic merchant banking business effective December 31, 2010. At the time of separation the Firm will no longer recognize management fee revenue and expenses related to the operation of funds. After the separation the Firm will continue to retain its existing investments in the merchant banking funds and will continue to recognize gains and losses on our investments on a quarterly basis until such investments are realized over time.

The following table sets forth additional information relating to our merchant banking and other investment revenues for the three month and nine month periods ended September 30, 2010 and 2009:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
	(in millions, unaudited)
Management fees	$2.6	$4.2	$10.7	$13.2
Net realized and unrealized gains (losses) on investments in merchant banking funds	1.2	4.5	1.7	(1.8)
Net realized and unrealized merchant banking profit overrides	0.0	(0.7)	0.1	(0.3)
Net unrealized gain (loss) in Iridium	(17.2)	66.5	7.7	69.1
Other realized and unrealized investment income (loss)	0.4	(0.6)	0.5	(1.3)
Interest income	0.1	0.0	0.2	0.3

Total merchant banking & other revenues	$(12.9)	$73.9	$20.9	$79.2

The Firm recorded negative $(12.9) million in merchant banking and other investment revenues in the third quarter of 2010 compared to $73.9 million in the third quarter of 2009. The year-to-year decrease in revenue of $86.8 million principally resulted from the large unrealized gain we recorded in our investment in Iridium during the third quarter of 2009, at the time of the business combination of GHL Acquisition Corp. and Iridium, as compared to a mark-to-market investment loss recorded in the third quarter of 2010. During the three months ended September 30, 2010 our other merchant banking gains were slightly less than the comparable period in 2009. In addition, management fees declined as compared to the same period in the prior year due to the expiration of the commitment period of Greenhill Capital Partners Fund II (“GCP II”).
For the nine months ended September 30, 2010, the Firm earned $20.9 million in merchant banking and other investment revenues compared to $79.2 million in the nine months ended September 30, 2009. The decrease in merchant banking and other investment revenues resulted primarily from the absence of the large 2009 unrealized gain recorded in Iridium referred to above. During the nine months ended September 30, 2010 we recognized revenue from an increase in the fair market value of our investment in the merchant banking funds as compared to a decline in the fair market value of the merchant banking portfolio in the same period in the prior year. Management fees declined year-to-date 2010 as compared to the prior year as a result of the expiration of the commitment period of GCP II. At September 30, 2010, the Firm had principal investments of $171.6 million, including our investment in Iridium of $83.7 million.
In accordance with the terms of the separation agreement in respect of our merchant banking business, during the transition period the excess of management fee revenue over the amount paid for compensation and other operating expenses associated with the management of the funds is treated by the Firm as a noncontrolling interest.
The investment gains or losses in our merchant banking and other investment portfolio may fluctuate significantly over time due to factors beyond our control, such as performance of each company in our portfolio, equity market valuations, commodity prices and merger and acquisition opportunities. Revenue recognized from gains (or losses) recorded in any particular period are not necessarily indicative of revenue that may be realized and/or recognized in future periods.

Expenses
Operating Expenses
Our total operating expenses for the third quarter of 2010 were $60.1 million, which compares to $65.0 million of total operating expenses for the third quarter of 2009. This represents a decrease in total operating expenses of $4.9 million, or 8%, and results from a decrease in compensation expense offset by an increase in non-compensation expense, each as described in more detail below. Our pre-tax income margin was 29% in the third quarter of 2010 compared to 44% in the third quarter of 2009.
For the nine months ended September 30, 2010, total operating expenses were $159.1 million, compared to $141.3 million of total operating expenses for the same period in 2009. The increase of $17.8 million, or 13%, relates to increases in both compensation expense and non-compensation expenses, both related to the expansion of the Firm, as described in more detail below. The pre-tax income margin for the nine months ended September 30, 2010 was 27% compared to 39% for the comparable period in 2009.
The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients and merchant banking portfolio companies:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
	(in millions, unaudited)
Employee compensation & benefits expense	$44.2	$53.2	$114.7	$106.8
% of revenues	53%	46%	53%	46%
Non-compensation expense	15.9	11.8	44.4	34.5
% of revenues	19%	10%	21%	15%
Total operating expense	60.1	65.0	159.1	141.3
% of revenues	72%	56%	74%	61%
Total income before tax	24.0	51.4	57.3	90.9
Pre-tax income margin	29%	44%	27%	39%
Compensation and Benefits Expenses
Our employee compensation and benefits expenses in the third quarter of 2010 were $44.2 million, which reflects a 53% ratio of compensation to revenue. This amount compared to $53.2 million for the third quarter of 2009, which reflected a 46% ratio of compensation to revenue. The decrease of $9.0 million, or 17%, is due to the lower level of revenues in the third quarter of 2010 compared to the comparable period in 2009.
For the nine months ended September 30, 2010, our employee compensation and benefits expenses were $114.7 million, compared to $106.8 million of compensation and benefits expenses for the same period in the prior year. The increase of $7.9 million, or 7%, principally results from the significant recruitment of Managing Directors during the last twelve months, including those who joined us as part of our Australian acquisition. On a year-to-date basis the ratio of compensation expense to revenues was 53% as compared to 46% for the same nine month period in 2009. The increase in the ratio of compensation to revenue as compared to the same period in the prior year results principally from the significant recruitment of Managing Directors during the last twelve months, including those who joined us as part of our Australian acquisition. While our generation of revenues is dependent upon both the scale and timing of financial advisory transactions as well as fair market values of our principal investments, particularly Iridium, and cannot be predicted, it is likely that we will end 2010 with a higher ratio of compensation to revenue than our historical rate of 46%. Our objective is to return to our historic ratio as and when our revenue per Managing Director returns toward its historic level.
Our compensation expense is generally based upon revenue and can fluctuate materially in any particular period depending upon the amount of revenue recognized as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.
Non-Compensation Expenses
Our non-compensation expenses were $15.9 million in the third quarter of 2010, compared to $11.8 million in the third quarter of 2009, reflecting an increase of $4.1 million, or 35%. The increase in non-compensation expenses includes costs from our recently acquired Australian business of approximately $2.1 million of which $0.8 million related to the amortization of acquired intangible assets. As compared to the third quarter of 2009, the remainder of the increase in costs principally resulted from higher occupancy, travel and other costs related to the increase in personnel and the addition and expansion of office space. Effective in the third quarter of 2010 our occupancy expense increased as we significantly expanded our office space in New York and Tokyo under attractive lease terms to accommodate our future growth.
For the first nine months of 2010, our non-compensation expenses were $44.4 million, compared to $34.5 million for the same period in 2009, reflecting an increase of $9.9 million, or 29%. The increase in non-compensation expenses includes costs from our Australian business of $4.2 million, including $1.5 million related to the amortization of intangible assets. Year-to-date 2010 we also experienced greater occupancy, travel, and other costs related to both the increase in personnel and the addition and expansion of our offices, as well as increased interest expense due to higher average borrowings outstanding as compared to the same period in 2009. We also incurred higher professional fees principally due to transaction costs for the Australian acquisition.
Non-compensation expenses as a percentage of revenues in the three months ended September 30, 2010 were 19% compared to 10% for the same period in the prior year. This increase in non-compensation expenses as a percentage of revenue in the three months ended September 30, 2010 as compared to the same period in the prior year results from the increased costs referred to above, spread over lower revenues in the third quarter of 2010 as compared to the same period in 2009.
Non-compensation expenses as a percentage of revenues in the nine months ended September 30, 2010 were 21% compared to 15% for the same period in the prior year. The increase in non-compensation expenses as a percentage of revenues in the nine months ended September 30, 2010 compared to the same period in the prior year reflects the higher expenses referred to above spread over slightly lower revenues.

The Firm’s non-compensation expenses as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of short term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenue in any particular period may not be indicative of the non-compensation expenses as a percentage of revenue in future periods.
Provision for Income Taxes
The provision for taxes in the third quarter of 2010 was $8.7 million, which reflects an effective tax rate on income allocated to common stockholders of 38%. This compares to a provision for taxes in the third quarter of 2009 of $21.3 million, which reflects an effective tax rate of 41% for the period. The decrease in the provision for income taxes in the third quarter of 2010 as compared to the same period in 2009 relates to lower pre-tax income. The decrease in the effective tax rate resulted from an increase in the proportion of earnings from foreign sources, which are taxed at lower rates.
For the nine months ended September 30, 2010, the provision for taxes was $20.4 million, which reflects an effective tax rate of 39%. This compares to a provision for taxes for the nine months ended September 30, 2009 of $36.8 million, which reflects an effective tax rate of 40% for the period. The decrease in the provision for taxes is primarily due to lower pre-tax income. The decrease in the effective tax rate resulted from the realization of a greater proportion of earnings from foreign sources during the nine months ended September 30, 2010 as compared to the same period in 2009.
The effective tax rate can fluctuate as a result of variations in the relative amounts of financial advisory and investment income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.
Liquidity and Capital Resources
As of September 30, 2010, we had cash of $56.8 million, investments of $171.6 million and short term debt of $62.5 million.
We had total expected commitments (not reflected on our balance sheet) relating to future investments in our merchant banking activities, of approximately $25.3 million as of September 30, 2010. These commitments are expected to be drawn on over the next few years.
The Firm repurchased 139,550 shares of its common stock in open market purchases at an average price of $69.17 during the third quarter of 2010 and had remaining authorization to repurchase up to $87.6 million of common stock in open market transactions.

Dividend
The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on December 15, 2010 to common stockholders of record on December 1, 2010.
Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Sydney, Tokyo, Toronto, Chicago, Dallas, Houston, Los Angeles, Melbourne and San Francisco.

Cautionary Note Regarding Forward-Looking Statements
The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under “Risk Factors” in our Report on Form 10-K for the fiscal year 2009 and subsequent Forms 8-K.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues
Financial advisory fees	$97,004,262	$42,372,024	$195,523,025	$153,028,318
Merchant banking and other investment revenues	(13,065,904)	73,891,141	20,671,497	78,845,984
Interest income	111,891	19,366	240,258	335,644

Total revenues	84,050,249	116,282,531	216,434,780	232,209,946

Expenses
Employee compensation and benefits	44,187,076	53,160,789	114,710,433	106,816,575
Occupancy and equipment rental	4,389,557	2,749,011	11,219,748	8,321,841
Depreciation and amortization	1,708,195	906,538	4,123,991	3,338,119
Information services	1,993,469	1,635,444	5,166,950	4,381,438
Professional fees	1,633,245	1,688,432	5,865,781	4,672,684
Travel related expenses	2,597,777	1,726,584	7,724,301	5,622,752
Interest expense	636,686	291,300	1,749,068	986,904
Other operating expenses	2,994,547	2,761,412	8,546,205	7,163,447

Total expenses	60,140,552	64,919,510	159,106,477	141,303,760

Income before taxes	23,909,697	51,363,021	57,328,303	90,906,186

Provision for taxes	8,695,516	21,253,312	20,374,614	36,784,688

Consolidated net income	15,214,181	30,109,709	36,953,689	54,121,498

Less: Net income (loss) allocated to noncontrolling interests	744,332	65,490	4,421,914	(113,644)

Net income allocated to common stockholders	$14,469,849	$30,044,219	$32,531,775	$54,235,142

Average shares outstanding:
Basic	30,754,685	29,662,743	30,546,017	29,589,471
Diluted	30,800,556	29,788,164	30,609,821	29,673,149
Earnings per share:
Basic	$0.47	$1.01	$1.07	$1.83
Diluted	$0.47	$1.01	$1.06	$1.83

Dividends declared and paid per share	$0.45	$0.45	$1.35	$1.35